UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): April 30, 2012

ZILLOW, INC.

(Exact name of registrant as specified in its charter)

Washington	001-35237	20-2000033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1301 Second Avenue, Floor 31, Seattle, Washington		98101
(Address of principal executive offices)		(Zip Code)

(206) 470-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Acquisition of RentJuice Corporation

On May 2, 2012, Zillow, Inc., a Washington corporation (“Zillow”), RentJuice Corporation, a Delaware corporation (“RentJuice”), Renegade Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Zillow (“Merger Sub”), and Shareholder Representative Services LLC, acting as the stockholder representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”) providing for the acquisition of RentJuice by Zillow.

Under the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into RentJuice, with RentJuice remaining as the surviving company and a wholly owned subsidiary of Zillow (the “Merger”). The total Merger consideration payable to RentJuice equity holders is approximately $40 million in cash, less certain transaction expenses and other costs. All vested options to purchase shares of RentJuice’s common stock will be cancelled and, in settlement of such cancellation, the holders of such options will receive cash payments representing a portion of the Merger consideration as described in the Merger Agreement. A portion of the Merger consideration will be attributed to the substitution of unvested stock options of RentJuice outstanding as of the closing for stock options to purchase shares of Zillow’s Class A common stock at an exchange ratio implied by the Merger consideration as described in the Merger Agreement. At the closing, approximately $4 million of the purchase price otherwise payable to RentJuice stockholders and holders of vested stock options will be deposited in a third-party escrow account to secure certain indemnification obligations of those equity holders.

The Merger contains customary representations, warranties and covenants of the parties as well as conditions to closing, including, among other things, RentJuice stockholder approval, receipt of third party consents, absence of a material adverse effect on RentJuice, the preparation of certain historical financial statements of RentJuice, and holders of not more than 5% of RentJuice's capital stock exercising appraisal rights under Delaware law. The Merger is expected to close in the second quarter of 2012.

In connection with the execution of the Merger Agreement, certain stockholders of RentJuice, who collectively hold sufficient shares to approve the Merger, have entered into voting agreements with Zillow in which they have agreed to vote their shares of RentJuice’s capital stock to approve the Merger. Those stockholders and RentJuice have also agreed not to solicit, initiate or encourage any inquiries or proposals regarding alternative transactions involving RentJuice. In addition, certain stockholders of RentJuice have executed non-competition agreements.

Pursuant to the terms of the Merger Agreement, Zillow has agreed to adopt a retention bonus plan after the closing pursuant to which restricted stock units for 280,978 shares of Zillow's Class A common stock will be granted to employees of RentJuice who accept employment with Zillow in proportion to each employee’s total equity holdings in RentJuice prior to the closing of the Merger. Twenty-five percent of each restricted stock unit award will vest on the one-year anniversary of the closing of the Merger and the remainder will vest in substantially equal installments each three-month period thereafter for the next three years, subject to the recipient's continued full-time employment or service to Zillow.

The foregoing description of the Merger and Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Amended and Restated Loan and Security Agreement

On April 30, 2012, Zillow entered into an Amended and Restated Loan and Security Agreement (the “Loan Agreement”) with Silicon Valley Bank, a California corporation (“SVB”), providing for a senior secured revolving credit facility (the “Credit Facility”). The Loan Agreement amends and restates the Loan and Security Agreement between Zillow and SVB dated as of March 4, 2011 (the “Existing Credit Agreement”). The credit facilities provided for under the Existing Credit Agreement will be replaced by the Credit Facility. All present and future obligations of Zillow arising under the Credit Facility are secured by a perfected first priority security interest in all of the assets of Zillow, including its intellectual property.

Under the Credit Facility, Zillow may borrow a maximum aggregate amount of $25 million, subject to satisfaction of certain conditions. The increased credit available under the Credit Facility provides Zillow with greater flexibility for future potential financing needs.

Each advance under the Credit Facility shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to the Wall Street Journal prime rate plus the applicable margin (“Prime Rate Loans”) or, at the option of Zillow, the Eurodollar base rate plus the applicable margin (“LIBOR Loans”). Zillow may select interest periods of one, two or three months for LIBOR Loans, subject to availability. Interest on any LIBOR Loans under the Credit Facility shall be payable at the end of the selected interest period, but no less frequently than quarterly, and interest on Prime Rate Loans shall be payable on the first day of each month. For purposes of determining the interest rate, the applicable margin shall be (i) 3.00%, if Zillow’s adjusted quick ratio was less than 2.00 to 1.00 as of the last day of the prior calendar quarter, (ii) 2.50%, if Zillow’s adjusted quick ratio was greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00 as of the last day of the prior calendar quarter, or (iii) 2.00%, if Zillow’s adjusted quick ratio was greater than or equal to 2.50 to 1.00 as of the last day of the prior calendar quarter. Zillow’s adjusted quick ratio is determined by dividing (i) its unrestricted cash held at SVB or subject to a control agreement in favor of SVB plus net accounts receivable by (ii) its current liabilities less the current portion of its deferred revenue, plus, to the extent not already included therein, all indebtedness owed by Zillow to SVB. The Credit Facility shall terminate on April 30, 2016, when the principal amounts of all outstanding advances under the Credit Facility, including any unpaid interest thereon, and any other obligations relating to the Credit Facility shall become immediately due and payable.

The Credit Facility shall be subject to customary financial covenants, including the maintenance of a minimum adjusted quick ratio, measured on a monthly basis, of 1.50 to 1.00, and minimum Adjusted EBITDA, measured on a quarterly basis, of greater than or equal to negative $5 million for each quarterly period through December 31, 2012 and greater than or equal to $0 for each quarterly period thereafter. In addition, the Credit Facility contains restrictions on Zillow’s ability to, among other things, engage in certain mergers and acquisition transactions and create liens on assets. The Credit Facility contains customary events of default that include, among others, non-payment of principal, interest or fees, violation of certain covenants, inaccuracy of representations and warranties, bankruptcy and insolvency events and material judgments. The occurrence of an event of default will increase the applicable rate of interest by five percentage points and could result in the acceleration of Zillow’s obligations under the Credit Facility.

Pursuant to the Loan Agreement, Zillow paid an initial annual facility fee of $12,500 to SVB and such facility fee shall be payable by Zillow on each yearly anniversary of the effective date of the Loan Agreement. In addition, the Loan Agreement provides for a fee, payable monthly, in arrears, on a calendar year basis, in an amount equal to the unused revolving line facility fee percentage per annum of the average unused portion of the maximum aggregate amount borrowable under the Credit Facility. The unused revolving line facility fee percentage shall be (i) 0.40%, if Zillow’s adjusted quick ratio was less than 2.00 to 1.00 as of the last day of the prior calendar quarter, (ii) 0.30%, if Zillow’s adjusted quick ratio was greater than or equal to 2.00 to 1.00 but less than 2.50 to 1.00 as of the last day of the prior calendar quarter or (iii) 0.20%, if Zillow’s adjusted quick ratio was greater than or equal to 2.50 to 1.00 as of the last day of the prior calendar quarter.

The foregoing description of the Credit Facility does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.

Zillow, Inc. today issued a press release announcing its financial results for the fiscal quarter ended March 31, 2012. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Current Report on Form 8-K (including Exhibit 99.1) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 under the heading “Amended and Restated Loan and Security Agreement” is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

A copy of the press release issued by Zillow on May 2, 2012 regarding the Merger is filed as Exhibit 99.2 hereto, and is incorporated herein by reference. The information in this Item 7.01 of Current Report on Form 8-K, as well as Exhibit 99.2, shall not be treated as “filed” for purposes of Section 18 of the Exchange Act, nor shall it be deemed incorporated by reference in any filing under the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

2.1*	Agreement and Plan of Merger, dated May 2, 2012, by and among Zillow, Inc., RentJuice Corporation, Renegade Acquisition, Inc. and Shareholder Representative Services LLC.**

10.1*	Amended and Restated Loan and Security Agreement, dated April 30, 2012, by and among Zillow, Inc. and Silicon Valley Bank.

99.1	Press release dated May 2, 2012 entitled “Zillow Reports Record First Quarter 2012 Results” issued by Zillow, Inc. on May 2, 2012.

99.2	Press release dated May 2, 2012 entitled “Zillow to Acquire RentJuice to Expand Professional Services in Rental Marketplace” issued by Zillow, Inc. on May 2, 2012.

*	The agreement itself has been provided solely to inform investors of its terms. The agreement contains representations and warranties by the parties to the agreement, made solely for the benefit of the other. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties have exchanged in connection with signing the agreement. The agreement may include disclosure schedules that contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the agreement. Moreover, certain representations and warranties in the agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what may be viewed as material to shareholders or may have been used for the purpose of allocating risk between the parties to the agreement. Accordingly, investors are not third-party beneficiaries under the agreement and should not rely on the representations and warranties in the agreement as characterizations of the actual state of facts about the parties to the agreement at the time they were made or otherwise.
**	Schedules omitted pursuant to Item 601(b)(2) of Regulation S-K. Zillow agrees to furnish a supplemental copy of any omitted schedules to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 2, 2012	ZILLOW, INC.

	By:	/S/ SPENCER M. RASCOFF
	Name:	Spencer M. Rascoff
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated May 2, 2012, by and among Zillow, Inc., RentJuice Corporation, Renegade Acquisition, Inc. and Shareholder Representative Services LLC.

10.1	Amended and Restated Loan and Security Agreement, dated April 30, 2012, by and among Zillow, Inc. and Silicon Valley Bank.

99.1	Press release dated May 2, 2012 entitled “Zillow Reports Record First Quarter 2012 Results” issued by Zillow, Inc. on May 2, 2012.

99.2	Press release dated May 2, 2012 entitled “Zillow to Acquire RentJuice to Expand Professional Services in Rental Marketplace” issued by Zillow, Inc. on May 2, 2012.